Exhibit 8.1

October 28, 2003

The PMI Group, Inc.,

    3003 Oak Road,

        Walnut Creek, California 94597

Ladies and Gentlemen:

As special tax counsel to The PMI Group, Inc. (the “Company”) in connection with the registration pursuant to Rule 462(b) under the Securities Act of 1933 of the Company’s Hybrid Income Term Security Units, we hereby confirm to you that the discussion set forth under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement with respect to the Company’s Hybrid Income Term Security Units and under the heading “Certain United States Federal Tax Consequences to Non-U.S. Holders” in the Prospectus Supplement with respect to the Company’s Common Stock is our opinion, subject to the limitations set forth therein. This opinion is in addition to our opinion that was filed as Exhibit 8.1 to the Company’s registration statement on Form S-3 (File No. 333-107747) (the “Initial Registration Statement”), which Initial Registration Statement is incorporated by reference into the registration statement to which this opinion is filed as an exhibit pursuant to Rule 462(b) under the Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement with respect to the Company’s Hybrid Income Term Security Units and under the heading “Certain United States Federal Tax Consequences to Non-U.S. Holders” in the Prospectus Supplement with respect to the Company’s Common Stock. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/    SULLIVAN & CROMWELL LLP